OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C.  20219

_______________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2007
_______________

1ST CENTURY BANK, NATIONAL ASSOCIATION
(Exact name of registrant as specified in its charter)

United States	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

OCC Charter Number: 24442

1875 Century Park East, Suite 1400
Los Angeles, California 90067
(Address of principal executive offices and zip code)

Bank’s telephone number, including area code: 310-270-9500

Item 2.02	Results of Operations and Financial Condition

On August 9, 2007, 1st Century Bank, N.A. (the “Bank”) issued a press release setting forth its second quarter results.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of Securities Exchange Act of 1934, as amended and as adopted by the Office of the Comptroller of the Currency, or otherwise subject to the liabilities under Section 18.  Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Bank under the Securities Act of 1933, as amended and as adopted by the Office of the Comptroller of the Currency.

Item 9.01	Financial Statements and Exhibits.
(a)	Not Applicable.
(b)	Not Applicable.
(c)	The following exhibit is included with this Report:

Exhibits:
99.1	Press Release dated August 9, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended and as adopted by the Office of the Comptroller of the Currency, the Bank has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Century Bank, National Association

Dated: August 9, 2007	By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Jason P. DiNapoli
Chairman/Chief Executive Officer	President/Chief Operating Officer
Phone: (310) 270-9501	Phone: (310) 270-9505
Fax: (310) 270-9520	Fax: (310) 270-9520

1ST CENTURY BANK, N. A. ANNOUNCES 2nd Quarter Earnings driven by strong loan growth and reduction in interest expense.

LOS ANGELES, CA –August 9, 2007 - 1st Century Bank, N.A. (“1st Century”) (OTCBB: FCNA) today announced financial results for the three months ended June 30, 2007.  1st Century reported net income for the quarter of $250,000, $0.03 per share, $0.02 per diluted share, and experienced strong loan growth for the period.

The Bank’s $250,000 net income represented a 52.4% increase over the $164,000 net income earned during the previous quarter, which was driven by strong growth in loans, and a reduction in deposit expense.  Net interest margin expanded 25 basis points in the second quarter to 4.57% from 4.32% for the first quarter.  This margin expansion was driven by a reduction in total cost of deposits and an increase in loan yields.

“We have been able to execute on loan opportunities, as we continue to develop strong client relationships in our community,” said Chairman and CEO Alan Rothenberg. “Overall credit quality remains strong as the Bank reported no non-performing assets or charge-offs at quarter end, and we have no exposure to the sub-prime mortgage or residential real estate development markets.”

Net loans increased to $144.1 million, an 18.7% increase over the previous quarter end total of $121.4 million, and a 45.7% increase over the $98.9 million total at the second quarter ended June 30, 2006.  This strong growth in loans resulted in a loan loss provision expense of $254,000 for the second quarter of 2007, compared to $17,000 for the quarter ended March 31, 2007.  Total assets declined by 8.3% to $203.3 million at June 30, 2007 from $221.7 million at March 31, 2007 as the Bank continued its plan to reduce its higher cost deposit obligations.  Total deposits declined by 10.9% from $165.4 million at March 31, 2007 to $147.4 million at June 30, 2007.

“We believe that the growth of our loan portfolio reflects the Bank’s ability to grow its core customer base,” said President Jason DiNapoli.  “Additionally the Bank has taken steps to expand its interest margin through a plan of deposit cost reduction.  This plan has helped generate margin expansion in our most recent quarter.”

1st Century is a full service commercial bank headquartered in the Century City area of Los Angeles, California. 1st Century’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. Additional information is available at www.1stcenturybank.com.

Safe Harbor

Certain matters discussed in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to 1st Century’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on 1st Century’s operating results, ability to attract deposit and loan customers and the quality of 1st Century’s earning assets; (2) government regulation; and (3) the other risks set forth in 1st Century’s reports filed with the Office of the Comptroller of the Currency, including its Annual Report on Form 10-K for the year ended December 31, 2006.  1st Century does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.